                                                                    EXHIBIT 4.11



THIS CONVERTIBLE DEBENTURE AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. NEITHER THIS CONVERTIBLE DEBENTURE NOR THESE SECURITIES MAY BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS FIRST REGISTERED UNDER SUCH LAWS, OR UNLESS THE COMPANY HAS RECEIVED EVIDENCE REASONABLY SATISFACTORY TO IT THAT REGISTRATION UNDER SUCH LAWS IS NOT REQUIRED.

THE RIGHTS OF THE HOLDER HEREOF AND OF EACH TRANSFEREE AND ASSIGNEE OF SUCH HOLDER OR ANY SUBSEQUENT HOLDER ARE SUBJECT TO THE TERMS OF THE SUBORDINATION AGREEMENT DATED AS OF APRIL 27, 2001, AMONG JAMES R. PYNE, THE CIT GROUP/BUSINESS CREDIT, INC. AND ABLECO FINANCE LLC AND THE TERMS OF SUCH SUBORDINATION AGREEMENT ARE INCORPORATED HEREIN BY REFERENCE.

       $2,000,000                                                April 27, 2001

                             CANNONDALE CORPORATION

            8% CONVERTIBLE SUBORDINATED DEBENTURE DUE APRIL 28, 2004

            THIS CONVERTIBLE SUBORDINATED DEBENTURE is issued by Cannondale Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), and is designated as its 8% Convertible Subordinated Debenture Due April 28, 2004 (the "Convertible Debenture")

            FOR VALUE RECEIVED, the Company promises to pay to James R. Pyne ("Holder"), or his registered assigns, the principal sum of Two Million Dollars ($2,000,000.00) or such lesser amount as shall then equal the outstanding principal amount hereof and to pay interest on the principal sum outstanding from time to time quarterly in arrears at the rate of 8% per annum accruing from the date of initial issuance. Accrual of interest shall commence on the first day to occur after the date of initial issuance and continue until payment in full of the principal sum has been made or duly provided for. Interest shall be payable quarterly on the last business day of each quarter, commencing on the last business day of the third month following the date of initial issuance (each, an "Interest Payment Date"). Unless earlier converted pursuant to Section 4 below, all unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) April 28, 2004 (the "Maturity Date") or (ii) when such amounts are automatically due and payable upon or after the occurrence of an Event of Default (as defined herein) (the "Acceleration Date"). If payment of accrued interest is not made on the applicable Interest Payment Date, or if payment of the unpaid principal and accrued interest is not made on the earlier to occur of the Maturity Date or the Acceleration Date, then interest shall accrue on the outstanding principal amount and on any unpaid accrued interest due hereunder from and after such date of default to the date of the payment in full of such unpaid accrued interest or such unpaid principal and accrued interest, as the case may be, at an annual rate equal to the lesser of 15% or the maximum rate of interest permitted by applicable law. The following is a statement of the rights of Holder and the conditions to which this Convertible Debenture is subject, and to which the Holder hereof, by the acceptance of this Convertible Debenture, agrees:

      1. Definitions. As used in this Convertible Debenture, the following capitalized terms have the following meanings:

            (a) "Holder" shall mean James R. Pyne or any Person who shall at the time be the registered holder of this Convertible Debenture.

            (b) "Company" includes the corporation initially executing this Convertible Debenture and any Person which shall succeed to or assume the obligations of the Company under this Convertible Debenture.

            (c) "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

      2. Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Convertible Debenture:

            (a) Failure to Pay. The Company shall fail to pay (i) any principal payment on the due date hereunder or (ii) any interest or other payment required under the terms of this Convertible Debenture on the date due and such payment shall not have been made within ten (10) days of the Company's receipt of Holder's written notice to the Company of such failure to pay; or

            (b) Breaches of Covenants. The Company shall fail in any material respect to observe or perform any covenant, obligation, condition or agreement contained in this Convertible Debenture and such failure shall continue for ten
(10) days following Holder's written notice to the Company of such failure; or

            (c) Representations and Warranties. Any representation or warranty made by the Company to Holder in this Convertible Debenture or the Convertible Debenture Purchase Agreement of even date herewith (the "Convertible Debenture Purchase Agreement") shall be untrue in any material respect when made; or

            (d) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

            (e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

      3. Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Sections 2(d) and 2(e) hereof) and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to the Company, declare all outstanding obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 2(d) and 2(e) hereof, immediately and without notice, all outstanding obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

      4. Conversion. The Holder of the Convertible Debenture shall have the following conversion rights:

            (a) Conversion Right. At any time commencing on the date of initial issuance and prior to the payment in full of this Convertible Debenture (including, without limitation, after the occurrence of an Event of Default), the Holder of this Convertible Debenture shall be entitled, upon the written election of such Holder to the Company and without the payment of any additional consideration, to convert the unpaid principal amount of the Convertible Debenture or any portion thereof (but not any accrued interest thereon) (the "Unpaid Principal Balance") into shares of the Company's common stock (the "Common Stock") at an initial conversion price of $3.75 per share, subject to adjustment pursuant to Section 5 below (the "Conversion Price").

            (b) No Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of this Convertible Debenture. In lieu of any fractional share to which the holder would otherwise be entitled upon conversion of this Convertible Debenture, the Company shall pay to the Holder an amount in cash equal to the product of (x) such fractional share times (y) the Conversion Price.

            (c) Mechanics and Effect of Conversion. To convert all or part of the Unpaid Principal Balance of this Convertible Debenture into shares of Common Stock pursuant to this Section 4, the Holder of this Convertible Debenture shall surrender this Convertible Debenture, duly endorsed, at the principal offices of the Company, together with a written notice in the form attached hereto as Exhibit A (the "Conversion Notice"), to the Company of the Holder's election to convert. The Holder shall have the option to convert all or less than all of the then outstanding Unpaid Principal Balance into Common Stock at the time of conversion. At its expense, the Company will, as soon as practicable thereafter, and in any event within three (3) business days thereafter, issue and deliver to the Holder a certificate or certificates for the number of shares of Common Stock to which the Holder is entitled upon such conversion (bearing the securities legend set forth on this Convertible Debenture and any other legends that may be required by applicable state or federal securities law in the opinion of legal counsel for the Company), together with any other securities or property to which the Holder is entitled upon such conversion under the terms of this Convertible Debenture, including a check payable to the order of the Holder for any cash amounts payable as provided above as a result of the conversion of this Convertible Debenture into a fractional share of Common Stock. Upon full conversion of the entire Unpaid Principal Balance of this Convertible Debenture and the payment of any unpaid and accrued interest thereon, the Company will be released from all of its obligations and liabilities under this Convertible Debenture.

            (d) When Conversion Effected. A conversion of all or part of the Unpaid Principal Balance of this Convertible Debenture shall be deemed to have been effected immediately prior to the close of business on the business day on which this Convertible Debenture and the corresponding conversion notice is surrendered to the Company as provided above, and at such time, the person in whose name any certificates for shares of Common Stock shall be issuable upon conversion as provided herein shall be deemed to be the record holder of such shares of Common Stock as of such date for all purposes.

            (e) Conversion Restrictions. If the Common Stock is then listed for trading on the Nasdaq Stock Market and the Company has not obtained the Stockholder Approval (as defined below), then the Company may not, upon conversion of this Convertible Debenture, issue in excess of 1,505,682 shares (which equals 19.999% of the number of shares of Common Stock outstanding on the Closing Date) (such number of shares, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar events affecting the Common Stock, the "Issuable Maximum"). If, on any date of conversion pursuant to
Section 4(a) above (A) the Common Stock is listed for trading on the Nasdaq Stock Market, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of this Convertible Debenture, together with any shares of Common Stock previously issued upon conversion of this Convertible Debenture, would equal or exceed the Issuable Maximum, and (C) the Company shall not have previously obtained the vote of stockholders, if any, as may be required by the applicable rules and regulations of the Nasdaq Stock Market to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof (the "Stockholder Approval"), then the Company shall issue to the Holder a number of shares of Common Stock equal to the Issuable Maximum and, with respect to the shares whose issuance would result in an issuance of shares of Common Stock in excess of the Issuable Maximum, (the "Excess Debenture Shares"), the Holder shall have the option to require the Company to either (1) use its best efforts to obtain the

Stockholder Approval applicable to such issuance as soon as possible, but in any event no later than 90 days after such request (such 90th day, the "Target Date") or (2) pay to the Holder, within three (3) business days from the request therefor, an amount in cash equal to the product of (x) the Excess Debenture Shares multiplied by (y) the closing sales price of the Common Stock on (a) the Target Date or (b) the date of conversion giving rise to the obligation to seek Stockholder Approval, whichever is greater (the "Cash Payment"). In the event the Holder has elected to require the Company to seek the Stockholder Approval pursuant to clause (1) of the immediately preceding sentence and the Company does not obtain the Stockholder Approval on or prior to the Target Date, then, on the Target Date, the Company shall pay the Cash Payment to the Holder. The Company and the Holder understand and agree that shares of Common Stock issued upon conversion of this Convertible Debenture and then held by the Holder or an affiliate thereof may not cast votes or be deemed outstanding for purposes of any vote to obtain the Stockholder Approval.

      5. Adjustments to Conversion Price. The Conversion Price in effect from time to time shall be subject to adjustment from and after the date of issuance of this Convertible Debenture and through the earlier of (i) the Maturity Date or (ii) the effective date of conversion of the Convertible Debenture, as follows:

            (a) Stock Dividends, Subdivisions and Combinations. Upon the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock or the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price shall, simultaneously with the happening of such dividend, subdivision or combination, be adjusted by multiplying the then-effective Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section 5(a) shall be given effect (i) in the case of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis), and (ii) in the case of such a subdivision or combination, immediately as of the effective date thereof.

            (b) Sale of Common Stock. In the event the Company shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock (including shares held in the Company's treasury, but excluding any shares of Common Stock issued upon the exercise of Excluded Options (as defined in Section 5(c) hereof)), for a consideration per share less than the applicable Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange, the applicable Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                  (i) the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares) plus all shares of Common Stock issuable upon conversion, exercise or exchange of the Convertible Debenture or any outstanding options, warrants, rights or convertible or exchangeable securities, plus (y) the number of shares of Common Stock which the Net Aggregate Consideration (as defined herein) received by the Company for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price (prior to adjustment), and

                  (ii) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares) plus all shares of Common Stock issuable upon conversion, exercise or exchange of the Convertible Debenture or any outstanding options, warrants, rights or convertible or exchangeable securities, plus (y) the number of such additional shares of Common Stock so issued.

            (c) Sales of Options, Rights or Convertible Securities. In the event the Company shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock (other than options which are granted to officers, directors, employees, consultants, advisors or agents of the Company pursuant to employee stock option plans and programs approved by the Company's Board of Directors and stockholders (collectively, the "Excluded Options")), or issue any securities convertible into or exchangeable for shares of Common Stock, for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined herein), by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible or exchangeable securities were exercised, converted or exchanged to the fullest extent permitted by their terms) less than the applicable Conversion Price in effect immediately prior to the issuance of such options, warrants, rights or convertible or exchangeable securities, then the applicable Conversion Price in effect immediately prior to the issuance of such options, warrants, rights or convertible or exchangeable securities shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                  (i) the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such options, rights or convertible or exchangeable securities (excluding treasury shares) plus all shares of Common Stock issuable upon conversion, exercise or exchange of the Convertible Debenture or any outstanding options, warrants, rights or convertible securities, plus (y) the number of shares of Common Stock which the total amount of consideration received by the Company for the issuance of such options, warrants, rights or convertible or exchangeable securities plus the minimum amount set forth in the terms of such security as payable to the Company upon exercise, conversion or exchange thereof (the "Net Aggregate Consideration") would purchase at such Conversion Price (prior to adjustment), and

                  (ii) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such options, warrants, rights or convertible or exchangeable securities (excluding treasury shares) plus all shares of Common Stock issuable upon conversion, exercise or exchange of the Convertible Debenture or any outstanding options, warrants, rights or convertible or exchangeable securities, plus (y) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible or exchangeable securities were exercised, converted or exchanged.

            (d) Expiration or Change in Price. If the consideration per share provided for in any options, warrants or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such options, warrants, rights or convertible or exchangeable securities provided for such changed consideration per share (determined as provided in Section 5(c) hereof), at the time initially granted, issued or sold; provided, that such adjustment of the Conversion Price will be made only as and to the extent that the Conversion Price effective upon such adjustment remains less than or equal to the Conversion Price that would be in effect if such options, warrants, rights or convertible or exchangeable securities had not been issued. No adjustment of the Conversion Price shall be made under this Section 5 upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any options, warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible or exchangeable securities if an adjustment shall previously have been made upon the issuance of such options, warrants, rights or convertible or exchangeable securities. Any adjustment of the Conversion Price shall be disregarded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the options, warrants, rights or convertible or exchangeable securities which gave rise to such adjustment expire or are canceled, in whole or in part, without having been exercised, converted or exchanged, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect at the time of the issuance of the expired or canceled warrants, options, rights or convertible securities, with such additional subsequent adjustments as would have been made to such Conversion Price under this Section 5 had the expired or canceled warrants, options, rights or convertible securities not been issued.

            (e) Other Adjustments. If the Common Stock issuable upon the conversion of the Convertible Debenture shall be changed into the same or different number of shares of any class or classes of stock, whether by reorganization, reclassification or otherwise (other than a subdivision, combination of shares, stock dividend or other event provided for elsewhere in this Section 5), then and in each such event, the Holder of the Convertible Debenture shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which the Convertible Debenture might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

            (f) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then in each such event lawful provision shall be made so that the Holder of the Convertible Debenture shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had the Convertible Debenture been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holder of the Convertible Debenture.

            (g) Notices. In each case of an adjustment or readjustment of the Conversion Price, the Company will furnish to the holder of the Convertible Debenture a certificate, prepared by the chief financial officer of the Company, showing such adjustment or readjustment and stating in detail the facts upon which such adjustment or readjustment is based.

      6. Redemption. The Company shall have the right to redeem all or any portion of the principal amount of this Convertible Debenture upon at least five
(5) business days prior written notice to the Holder, at a price equal to 115% of the then outstanding principal balance of the Convertible Debenture (the "Redemption Price"). The Company shall pay to the Holder, within three (3) business days of the redemption date set forth in the Company's notice of redemption (the "Redemption Date"), the Redemption Price plus any accrued and unpaid interest through the Redemption Date. Notwithstanding the foregoing, the Holder shall have the right to convert all or any portion of the principal amount of this Convertible Debenture pursuant to Section 4 hereof prior to the Redemption Date.

      7.    Subordination.

            (a) The indebtedness evidenced by this Convertible Debenture is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Company's Senior Indebtedness, as hereinafter defined.

            (b) As used in this Convertible Debenture, the term "Senior Indebtedness" shall mean the principal of and unpaid accrued interest on: (i) all current and future indebtedness of the Company to banks, commercial finance lenders, insurance companies or other financial institutions regularly engaged in the business of lending money, which is for money borrowed by the Company (whether or not secured), and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for or to refinance such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

            (c) If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangement with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshalling of the assets and liabilities of the Company, or if this Convertible Debenture shall be declared due and payable upon the occurrence of an event of default with respect to any Senior Indebtedness, then (i) no amount shall be paid by the Company in respect of the principal of or interest on this Convertible Debenture at the time outstanding, unless and until all of the principal of and interest on the Senior Indebtedness then outstanding shall be satisfied, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder of this Convertible Debenture that shall assert any right to receive any payments in respect of the principal of and interest on this Convertible Debenture, except subject to the satisfaction of all of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been satisfied, no payment shall be made in respect of the principal of or interest on this Convertible Debenture.

            (d) Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 7 to receive cash, securities or other properties otherwise payable or deliverable to the Holder of this Convertible Debenture, nothing contained in this Section 7 shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder of this Convertible Debenture, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

            (e) Subject to the payment in full of all Senior Indebtedness and until this Convertible Debenture shall be paid in full, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of Section 7(c) above) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of this Convertible Debenture; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions of this Section 7 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

            (f) By its acceptance of this Convertible Debenture, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the holder of any Senior Indebtedness in order to implement the foregoing provisions of this Section 7.

            (g) This Convertible Debenture is unsecured, but it shall be senior in right of payment at any time to any and all indebtedness owed by the Company to Joseph S. Montgomery or his permitted assigns, including without limitation the $2,000,000 loan made by Mr. Montgomery to the Company on or about the date hereof.

      8. Successors and Assigns. Subject to the restrictions on transfer described in Sections 10 and 11 below, the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

      9. Waiver and Amendment. Any provision of this Convertible Debenture may be amended, waived or modified upon the written consent of the Company and Holder or pursuant to Section 10.3 of the Convertible Debenture Purchase Agreement.

      10. Transfer of this Convertible Debenture or Common Stock Issuable on Conversion Hereof. This Convertible Debenture and the shares of Common Stock into which this Convertible Debenture may be converted may only be transferred in accordance with Section 9 of the Convertible Debenture Purchase Agreement.

      11.   Treatment of Convertible Debenture.

            (a) To the extent permitted by generally accepted accounting principles, the Company will treat, account and report the Convertible Debenture as debt and not equity for accounting purposes and to the extent permitted by applicable law, the Company will treat the Convertible Debenture as indebtedness with respect to any returns filed with federal, state or local tax authorities.

      12. Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of a facsimile or e-mail transmission, if delivered by facsimile or e-mail transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to the Holder, at the Holder's address on the register maintained by the Company, and (ii) if to the Company, at the address of its principal corporate offices (Attn: Chief Financial Officer), or at such other address as a party may designate by written notice to the other party pursuant to the provisions above.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, by messenger or by telecopy, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

      13.   Payment.  Payment shall be made in lawful tender of the United
States.

      14. Usury. This Convertible Debenture is hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity of the loan evidenced hereby or thereby, or otherwise, shall the amount paid or agreed to be paid to the Holder hereunder for the loan, use, forbearance or detention of money exceed that permissible under applicable law. If at any time the performance of any provision hereof or of this Convertible Debenture or any other such agreement involves a payment exceeding the limit of the price that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Company and the Holder that all payments under this Convertible Debenture are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest set forth herein or therein or (ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal. The provisions of this Section 14 shall never be superseded or waived and shall control every other provision of this Convertible Debenture and all other agreements between the Company and the Holder.

      15. Governing Law. This Convertible Debenture and all actions arising out of or in connection with this Convertible Debenture shall in all respects be governed by and construed and enforced in accordance with the laws of the State of Connecticut, as such laws apply to contracts entered into and wholly to be performed within such state.

      IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be issued as of the date first written above.

                                           CANNONDALE CORPORATION
                                           a Delaware corporation


                                          By:   /s/ William A. Luca
                                             -----------------------------------
                                             Name:  William A. Luca
                                             Title: Vice President

                                    EXHIBIT A

                              NOTICE OF CONVERSION


  (To be Executed by the registered Holder in order to Convert the Convertible
                                   Debenture)

            The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Convertible Debenture into Shares of Common Stock of CANNONDALE CORPORATION (the "Company") according to the conditions hereof, as of the date written below.


Date of Conversion
                   ------------------------------------------------------------


Applicable Conversion Price
                            ---------------------------------------------------


Accrued Interest
                   ------------------------------------------------------------


Number of Shares to be Issued
                             --------------------------------------------------


Name of Holder
                ---------------------------------------------------------------


Signature of Holder
                     ----------------------------------------------------------

        Address for Delivery of Shares
        or DTC Account Number for
        Electronic Deposit of Shares:

------------------------------------------------------------


------------------------------------------------------------


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